Exhibit 99.1

GRAYMARK HEALTHCARE, INC.

Moderator: Kim Rodgers

August 13, 2013

4:30 p.m. ET

Operator:	Ladies and gentlemen, welcome to the Graymark Healthcare Second Quarter 2013 Earnings Conference Call.

At this time, all participants are on a listen-only mode. Later, we will conduct the question and answer session with instructions following at that time.

If anyone requires assistance, please press star, then zero on your touch tone phone.

As a reminder, this conference is being recorded.

I would now turn the conference over to Kim Rogers of Genesis Select Investor Relations for Graymark Healthcare. Please begin.

Kim Rogers:	Thank you, (Terrance).

Good afternoon everyone and thank you for participating in today’s conference call to discuss Graymark Healthcare’s financial results for the second quarter, end of June 30th, 2013, as well as the announcement made on July 23rd, 2013 regarding the acquisition of Foundation Surgical Hospital Affiliates LLC and Foundation Surgery Affiliates LLC.

Joining us on the call today are Graymark Healthcare’s CEO, Mr. Stanton Nelson; along with Mr. Tom Michaud, a Chairman of Graymark HealthCare; as well as Graymark’s CFO, Mark Kidd.

Following the prepared remarks, we will open the call for questions. Before we begin the conference call today, I would like to take a moment to read the company’s safe harbor statement.

The statements made during the call today include forward-looking statements that are based on the company’s current expectations, forecast, and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecast and assumptions.

These risks and uncertainties include risks that the company’s actual results may materially differ from it’s expected results that the company is unable to raise additional debt or equity to continue normal operations, that the company is unable to continue as an ongoing concern, risks and uncertainties not in control of the company which include without limitation the current economic climate and other risks and uncertainties -– and other risks and uncertainties enumerated and described in the company’s annual report on Form 10-K for the year ended, December 31st, 2012; and the other filings with the Security and Exchange Commissions, which are available on the SEC website at www.sec.gov.

And with that, I would like to hand the call over to Stanton Nelson, Graymark Healthcare’s CEO.

Stanton?

Stanton Nelson:	Thank you, Kim. Good afternoon and thank you for joining.

Today, we will discuss the results for the second quarter, as well as the recent merger we completed in late-July with Foundation Healthcare.

As we announced in our press-release on July 23rd, Graymark recently acquired Foundation Surgery Affiliates, FSA; and Foundation Surgical Hospital Affiliates, FSHA.

I’m very excited about this acquisition as it brings the necessary revenue and earnings to Graymark to properly scale the company.

We are delighted to have the Foundation team led by the founder, Tom Michaud, joining forces with Graymark to build a highly-scalable hospital and surgical platform.

We look forward to growing the combined business, expanding our geographic footprint, and providing excellent patient experiences to all of our customers.

Graymark, as a public company, will provide flexibility in building out our services and our presence.

Now, let me give you a brief overview of the opportunity we have in front of us.

As you may know, healthcare spending continues to outpace GDP. In fact, healthcare spending is growing three times faster than GDP.

There are two contributing factors to this. Baby boomers started to become of age in 2011, and the lifespan of people continues to increase as well.

Since 70 percent of all surgeries are performed on people 65 years and older, this place well into our new business model. Especially beneficial to foundations, hospitals and surgery centers is the fact that the majority of people who require surgery now prefer to have it in and performed in a specialized environment similar to our facilities.

Tom Michaud founded the Foundation Surgery Affiliates in 1996. Today, FSA manages and has equity interest in 11 surgery centers in seven states. FSA is an industry-leading ambulatory surgery center management and development company, focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value.

Foundation is a leader in offering turn-key management and development solutions for physician partners, as well as creating an optimal experience for the patients they serve.

Foundation Surgical Hospital Affiliates LLC, or known as FSHA, was formed in 2009 from the success of the Outpatient Surgery Company.

FSHA focuses on the development and management of surgical hospital and the inclusion of ancillary service lines. These additional service lines such as hyperbaric, sleep labs, imaging, and robotic surgery truly make foundations, especially hospital environment unique.

We believe that partnering with physicians, not only is good business sense, but also allows us to bring our management expertise to the partnership, which allows the physicians to concentrate on his patients.

Today, there are approximately 250 physician-owned hospitals in the U.S. that potentially could be acquisition targets for the Foundation/Graymark.

I’d like to take this opportunity to introduce Tom Michaud who will outline the strategic advantages to the merger with Graymark.

Tom?

Tom Michaud:	Thanks, Stanton.

As I’ve mentioned previously, the Foundation team is very excited to complete this transaction with Graymark.

Being a part of a public company was an important step for Foundation as we now have other options to grow our company.

There are many acquisition opportunities in the marketplace, and with the public vehicle and the addition of management that Foundation-Graymark is poised to act on these opportunities.

Back to you, Stanton.

Stanton Nelson:	Thank you, Tom.

As we integrate our companies, we plan to focus on surgery and ancillary opportunities in our existing markets, as well as other markets inside the U.S. These ancillary opportunities will include the imaging, oncology’s, sleep diagnostic, physical therapy, and wound care to name a few.

Expanding our scope of services in the new and existing geographies with these additional specialties will allow us to have a fully integrated health system which ultimately will become – will be more convenient to the people we serve – outpatients.

I will now turn the call over to Mark Kidd, to walk you through the specifics of the transaction.

Mark?

Mark Kidd:	Thank, Stanton.

I first like to take a few minutes to discuss the components of the merger.

We issued 114.5 million shares of common stock, and a $2 million dollar demand note to Foundation Healthcare Affiliates in exchange for 100 percent of the interest in FSA and FSHA.

We also assumed certain liabilities and obligations of FHA related to the ongoing operations of FSA and FSHA.

In addition, on July 22nd, 2013, as part of the Foundation transaction, we executed an additional note with Mr. Roy Oliver, one of greater-than-10-percent shareholders, in the amount of $5.6 million.

The proceeds from the note were used to pay down our credit facility with Arvest Bank, and fully release Mr. Oliver from his guarantee on the Arvent Bank Credit Facility.

Simultaneous with the closing of the foundation transaction, we converted all of the debt owed to Mr. Oliver, which totaled $8.1 million and approximately 18 million shares of our common stock.

In addition, we purchased a $6 million participation in the Arvest Bank Credit Facility in exchange for 13.3 million shares of our common stock.

The cumulative effect of the Oliver and Arvest transactions reduced our outstanding debt by approximately $14 million.

Stanton?

Stanton Nelson:	As to the financial results of Foundation that I will share today, I would remind everyone that these results are unaudited and would to our safe harbor statement.

We are required to file audited financial statements by October 7th of this year, 2013, and are working to meet this deadline.

In 2011, Foundation achieved approximately 42 million of revenue and about 7.6 million of operating income. In 2012, revenue has increased to 54 million, and about 8.5 million of operating income.

As we look at the first six months of 2013, Foundation has already generated approximately 40 million of revenue and about 1 million of operating income.

Let me give you some more insight on the latter part of 2012, and the first six months of 2013.

In November, 2012, Foundation acquired East El Paso Physicians Medical Center, and has since changed the name to Foundation Surgical Hospital of El Paso. This was a takeover project as a hospital was on the verge of failing.

Tom Michaud and his team saw an opportunity. Tom was very familiar with the El Paso market, having acquired a surgery center in El Paso back in 1996, which was later sold to Tenet Healthcare in January of 2011.

In early 2012, Foundation agreed to take over management of Foundation Surgical Hospital of El Paso, and during 2012, successfully re-syndicated the hospital with 66 physician partners.

However during the turnaround, Foundation founded substantial operating losses which impacted overall earnings in the latter part of 2012 and into the first six months of 2013.

Today, the project has been a great success and we’re happy to report the Foundation Hospital of El Paso continues to make huge drives.

We now anticipate the Facility to contribute to overall earnings sometime in the second half of 2013.

I will now turn the call over to Mark, to discuss our financials for the second quarter.

Mark?

Mark Kidd:	Thanks, Stanton.

Before I review the results for the quarter, I would like to discuss the accounting for the Foundation transaction which will be accounted for as a reverse merger for accounting purposed.

Under the Reverse Merger Accounting rules, Foundation will be treated as the acquirer for accounting purposes. And as a result, our historical operating results will become those of Foundation.

The results of our Legacy Graymark business will only be represented in our results on a prospective basis.

With respect to our historical results, for the quarter end of June 30, 2013, that revenues were $2.4 million, a decrease of 43 percent from $4.3 million in the second quarter of 2012.

Our net revenues are composed of both our service revenues, which includes sleep diagnostic studies performed and sleep therapy and product sales, which include the sale of CPAP equipment and the sale of disposable supplies related to the use of CPAP equipment.

That revenues from our sleep diagnostics business decreased 43 percent to $1.8 compared to $3.2 million in the year ago quarter, which was primarily due to a decline in sleep study volume at our existing locations, as well as the loss of volume from sites that we closed earlier in 2013.

Net revenues from our sleep therapy product sales decreased 45 percent to $0.6 million compared to $1.1 million in the year ago quarter. The decrease was due to a reduction in CPAP setups and resupply volumes, and patient mix fluctuations that resulted in lower reimbursement levels for both CPAP setups and resupply shipments.

SG&A expenses for the second quarter of 2013 decreased 32 percent to $2.6 million compared to $3.8 million in the year ago quarter. The decrease was primarily due to a decrease in field operating cost associated with the site closings in early 2013, and a decrease in our central office support resulting from staff and other reductions.

Our bad debt expense for the second quarter of 2013 decreased 67 percent to 116 thousand, compared to 355 thousand in the year ago quarter. The reduction of bad debt expenses are results of our improved collection in billing processes.

The write down of deferred purchase consideration represents deferred purchase price payments for membership interest of Midwest Sleep Specialists. In 2012, we entered into a purchase agreement to acquire 100 percent of the membership interest of MSS.

Under the agreement, the membership interest would not be transferred to us until we made the final payment. We were not obligated to continue to make the monthly payments. And in July, 2013, we exercised our right to terminate the agreement and as a result, the cumulative semi-monthly payments totaling of $300 thousand which has been capitalized included another assets in our consolidated balance sheets, were charged to operating expense.

Our loss from continuing operations -– the net of taxes in the second quarter of 2013 was $1.8 million, compared to a loss of $5.3 million in the year ago quarter. That loss attributable to Graymark was $1.6 million or nine cents per share in the second quarter of 2013, compared to a net loss of $5.3 million or 34 cents per share in the year ago quarter.

Moving to the balance sheet -– on June 30, 2013, cash and cash equivalents totaled $.1 million compared to $.3 million on December 31st, 2012. The primary uses of cash flow during the quarter included cash required to fund losses from continuing operations and repayment of debt.

As of June 30, 2013, our total debt was $18.7 million, compared to $18.6 million at December 31st, 2012. The increase on outstanding debt was primarily related to proceeds from notes issued to Mr. Oliver, which were offset by principal payments made on our credit facility with Arvest Bank.

I will now turn the call over to the operator so we can take questions.

Operator:	Thank you.

Ladies and gentlemen, if you have a question, please press star, then one, on your touch tone phone. If your question has been answered and you wish to remove yourself from the queue, you can do so by pressing the pound key.

Again, if you have a question, please press star, then one, on your touch tone phone.

We’ll hold for questions.

You have a question from (Brian Fadda) of (The Juta Group). The line is open.

(Brian Fadda):	Hi. Good afternoon gentlemen, how are you?

Stanton Nelson:	Good. How are you?

(Brian Fadda):	I’m good, thank you.

Can you just briefly explain just with Tom’s role going forward? Now, I realized that he’s going to Chairman of the Board, but is he also going to be acting in his previous capacity of the Foundation underneath?

Stanton Nelson:	Yeah, I’ll speak to that. And Tom, jump in here when you feel like it. But yeah, he’s a vital piece going forward.

I can tell you, just spending the last year with Tom, nobody does – puts deals together especially with positions, better than he does. And so, you know, he’s going to continue – he’s really an Executive Chairman in the sense that, you know, he’s going to remain very active and, you know, continue to grow our existing hospitals, but also look for new opportunities.

But Tom, you want to speak to that?

Tom Michaud:	Sure.

You know, when we did this deal, and you might be interested to know that 100 percent of our senior staff came along with the deal. We lost nobody.

I will continue on it. The Chief Development Officer is what I do. I am involved with Stanton and Bob Byers, and Brad Ottwell is our CFO, and Tom Newman is our COO involved in the strategic planning.

But my major role is business development, and I plan on staying for as long as Stanton let me stay around.

(Brian Fadda):	OK.

Is there anybody else that has questions, or can I ask a couple more?

Tom Michaud:	Go ahead.

(Brian Fadda):	Can you get more specific as to the number that you expect for El Paso in the second half? You said it just kind of contribute in the second half of 2013. But can you get more specific as to the numbers?

Tom Michaud:	Stanton, are you going to take that?

Mark Kidd:	We may have lost Stanton.

Tom Michaud:	You know, I could address some of the volumes with you, if that would help.

Mark Kidd:	Stanton dropped off the call.

Tom Michaud:	OK. Is the man who asked the question still on the phone?

(Brian Fadda):	Yes.

Tom Michaud:	I can answer some of the volume issues and you can kind of take it from there.

(Brian Fadda):	OK.

Tom Michaud:	When we started in January or February of ’12, they were doing about 90-95 procedures a month. And this past month, October – excuse me, in July, we did 773 surgical procedures. We’ve been over 700 procedures a month for the last six months. Our collections are running at $4 million a month.

You know, when we took over, they were doing about 1,100 imaging studies a month. Now, we’re doing in excess of three thousand a month.

So, you know, as we grew the volumes, the EBITDA and net income will follow. But we’re in a big hole. We’ve dug out of it.

And the next six months of the year, the last two quarters, we’ll produce positive EBITDA and positive net income.

The extent of that, I’m not sure yet.

(Brian Fadda):	Right.

Do you guys qualify to grow under the Affordable Care Act?

Tom Michaud:	Actually, the way the Affordable Care Act works – you know, everything is based on March 23rd, 2010. Whatever you had in place there is what you have. And what we had at that time was we had a 40 beds – this is – I’m talking about El Paso, and I’m talking about Sherman; but let’s just specifically …

(Brian Fadda):	But what about – I mean, so the combined annuities – that doesn’t qualify under this – what you had as of three years ago, then?

Tom Michaud:	As of March 23rd, 2010, whatever the ownership was at that time, it remains that way. In other words, doctors owned 80 percent of the El Paso Hospital, as an example. They can never own more than that. They can own less. And they can go back up to that number, but they can’t own any more than the 80 percent.
Also, we’re restricted in that we had 40 beds, six ORs and three Procedure Rooms, which is a total of 49 accountable entity-type things. And we can never exceed that number. So, if I want to add an OR, I have to decommission one of my medical -– med-surg beds. But there is no limit on observation beds. So, we could put a wing on it with 100 observation beds and that don’t count against us.

And you know, 80 percent of our cases are observation cases. In other words, they stay less than 23 hours and 59 minutes.

(Brian Fadda):	All right, OK.

And do you guys have an idea as to specific numbers, basically quantifying the initial synergies you guys are saving or you guys can expect to benefit as a combined entity from that transaction?

Stanton Nelson:	Yeah. I apologize. This is Stanton again. Tom, I got disconnected. Of all things, I was on the landline and still, I don’t know how that happened. I apologize, but I’m back now.

Let me speak to that.

So mainly, it’s going to be back office. You know, I can’t put a hard number on that. But obviously, with – there’s synergies included in billing and collecting in the accounting division. Obviously, the finance piece of that will be centralized into Foundation, so that there will be a financial pick-up.

But as the whole, into the number yet, I just don’t want to be quoted on a hard number at this point.

(Brian Fadda):	OK. Well, that’s all I have. That was plenty, I’m sure, for everybody. But – all right. Thank you very much. I appreciate it.

Stanton Nelson:	Thank you, (Brian).

(Brian Fadda):	Good luck going forward. I appreciate it. Take care.

Operator:	Again, ladies and gentlemen, if you have a question, please press star, then one on your touch tone phone.

Your next question is from Andy Carothers of Bagley Securities. Your line is open.

Andy Carothers:	Hi Stanton, how are you?

Stanton Nelson:	Good, Andy. How are you doing?

Andy Carothers:	Good.

So, the 18 million of debt – 18.7 million, has been reduced by 14 million? Is that right?

Stanton Nelson:	That’s roughly – that’s correct, yeah.

Andy Carothers:	So, you have roughly 4.7 million now. And what’s the term of that? Is it with Arvest Bank?

Stanton Nelson:	It is. And you know, now, we’re in position where we’ll just refinance that debt, or the best -– some of our existing sleep labs to satisfy that obligation.

Andy Carothers:	OK.

And when will you file your 8-K?

Stanton Nelson:	We’re required, Andy, to file up by – the 8-K, as far as this 8-K that – we’ll do this by, I think, we’re required, Mark, to do it by tomorrow. Correct?

Mark Kidd:	Are you talking about the 8-K for the transaction or the 8-K …

Andy Carothers:	For the June 30th.

Mark Kidd:	OK. So, we will file our 10-K for the June 30 numbers tomorrow.

Andy Carothers:	Tomorrow? OK.

Mark Kidd:	Yes. And then we’re required to file by October 7th, audited financial …

Andy Carothers:	Audited numbers.

Mark Kidd:	That’s correct.

Stanton Nelson:	That’s for Foundation.

Andy Carothers:	OK.

And where will the consolidated company be based?

Stanton Nelson:	Here in Oklahoma City. That’s, you know …

Andy Carothers:	Foundation Health offices?

Stanton Nelson:	Yes. You know, and that’s one thing – and again, I apologize, I don’t know if this was talked about while I was disconnected.

But you know, call through was a big thing for both companies. And you know, putting these two companies together the way that we did – both based in Oklahoma City, obviously gave us an opportunity to kind of a date until for a long period of time before we actually got married. And that was a good thing because both companies now know each other very well. And the transition has gone very smoothly as far the integration process.

So, we will be based here in Oklahoma City.

Andy Carothers:	So, with all of these shares that have been issued -– the total outstanding shares -– or what’s the count on that, 162 million or something?

Stanton Nelson:	It’s just over 163 million shares.

Andy Carothers:	OK.

Operator:	Again, if you have a question, please press star, then one on your touch tone phone.

Sir, there are no further questions at this time. Let’s turn the call over to Mr. Nelson for any closing remarks.

Stanton Nelson:	Well, thank you again for joining the call. We look forward to our next call which will be obviously at the end of the third quarter to talk about Foundation’s results as a combined company. That will be the first quarter in which we’ll be able to do that.

So we look forward to having you all back when we’re able to speak about third quarter financials.

Thank you.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Have a wonderful day.

END